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Contacts:	Bryan A. Binyon, V.P. and Treasurer (812) 468-5195 Robert A. Cole, S.V.P. and CFO (812) 468-5601

AMERICAN GENERAL FINANCE CORPORATION
REPORTS SOLID PERFORMANCE FOR
THE SECOND QUARTER OF 2000

Highlights for the quarter:
-  Growth in receivables
-  Strength in credit quality
-  10% increase in earnings

EVANSVILLE, IN, JULY 26, 2000 - American General Finance Corporation reports second quarter 2000 net income of $63 million, representing an 10% increase over the same quarter of 1999. The strong performance is attributed to asset growth, expense control and continued credit quality strength.

Finance receivables grew by $517 million reflecting continued strong loan origination through branches and related channels, a higher level of purchased receivables and a slower rate of loan liquidations. The receivable growth during the quarter included a purchase of a high quality, non-real estate portfolio of more than $400 million. At June 30, 2000, the total receivable portfolio was comprised of 62% real estate loans, 26% non-real estate loans and 12% retail sales finance receivables.

At June 30, 2000, the 60-day plus delinquency ratio improved to 3.04% from 3.08% at March 31, 2000 and 3.56% at mid-year 1999. The total portfolio charge-off ratio continued to improve. For the current quarter, the ratio was 1.73% compared to 1.96% for second quarter 1999 and 1.78% for first quarter 2000. For first half 2000, the ratio was 1.75%, improving on the 2.05% for the first six months of the prior year. The allowance for finance receivable losses at period end remained strong at 3.28% of net finance receivables and 1.95 times the second quarter 2000 annualized charge-offs.

Operating expenses of $132 million represent a modest 3% increase over the same period of 1999. Operating expenses as a percentage of average net receivables showed continued improvement to 4.78% for the second quarter of 2000 compared to 5.27% for the same period in 1999.

Management is pleased with American General Finance's results through the first half of 2000. The company expects to continue growth with quality receivables while controlling operating expenses. With a strong branch network of well-trained individuals and advanced credit risk management systems, the company anticipates the solid operating performance to continue for the second half of 2000.

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American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $13 billion and operates 1,293 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 2 million American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained in this report relative to trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate, "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. We have made these forward-looking statements based upon our current expectations and beliefs concerning future developments and their potential effects upon the company. There can be no assurance that future developments affecting the company will be those we anticipated. Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following: (1) changes in general economic conditions, including the performance of financial markets and interest rates, and the level of personal bankruptcies; (2) customer responsiveness to both products and distribution channels; (3) competitive, regulatory, or tax changes that affect the cost of, or demand for, our products; (4) our ability to secure necessary court and regulatory approvals; (5) adverse litigation results or resolution of litigation; and (6) the formation of strategic alliances or business combinations among our competitors or business partners. Readers are also directed to other risks and uncertainties discussed in documents we filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

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American General Finance Corporation FINANCIAL HIGHLIGHTS: (Dollars in Millions, Annualized Percentages)
Unaudited	For the Three Months		For the Six Months
	Ended June 30		Ended June 30
	2000	1999	2000	1999
Total Revenues	$468	$421	$933	$840

Interest Expense	167	137	328	272
Operating Expenses	132	128	265	258
Provision for Finance Receivable Losses	47	47	95	98
Insurance Losses and Loss Adjustments	22	19	47	39

Total Expenses	368	331	735	667

Income Before Provision for Income Tax	100	90	198	173
Provision for Income Tax	37	33	72	63

Net Income	$ 63	$ 57	$126	$110

Yield on Finance Receivables	14.14%	14.42%	14.16%	14.61%
Charge-off Ratio	1.73%	1.96%	1.75%	2.05%
Risk Adjusted Yield	12.41%	12.46%	12.41%	12.56%

Operating Expenses as a Percentage of Average Net Receivables	4.78%	5.27%	4.86%	5.36%

Return on Assets	1.95%	2.03%	1.97%	1.96%
Return on Equity	14.63%	14.06%	14.63%	13.46%

Charge-off Ratios
Real Estate Loans	0.64%	0.57%	0.65%	0.52%
Non-Real Estate Loans	4.54%	5.09%	4.62%	5.34%
Retail Sales Finance	1.94%	2.56%	2.01%	2.76%
Total Finance Receivables	1.73%	1.96%	1.75%	2.05%

AT:		6/30/00	6/30/99

Total Assets		$13,132	$11,366

Net Finance Receivables
Real Estate Loans		7,057	6,116
Non-Real Estate Loans		2,932	2,449
Retail Sales Finance		1,367	1,208
Total Finance Receivables		$11,356	$ 9,773

Allowance for Finance Receivable Losses
Balance at End of Period		$373	$376
As a Percentage of Net Finance Receivables		3.28%	3.85%

60-Day+ Delinquency Ratios
Real Estate Loans		3.05%	3.25%
Non-Real Estate Loans		3.74%	5.08%
Retail Sales Finance		1.54%	1.87%
Total Finance Receivables		3.04%	3.56%